EXHIBIT 10.1

RABOBANK

FACILITIES

AGREEMENT

TP&T (Tor Processing & Trade) B.V.

Signing Date

13 July 2015

FACILITIES AGREEMENT

The undersigned:

I.       Cooperatieve Rabobank IJsseldelta U.A., established at Zwolle, the Netherlands,

and

II.     TP&T (Tor Processing & Trade) B.V., established at Rotterdam, the Netherlands, trade register number: 05068384,

have agreed as follows:

Section 1	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meaning ascribed to them below:

Accession Agreement	an agreement substantially in the form of Schedule 4 (Form of Accession Agreement) to the Agreement and signed by the Principal Borrower, acting for itself and for the other Obligors, and the Bank;

Agreement

this facilities agreement, as amended or supplemented from time to time, including without limitation by way of increase of a Facility, alteration of the nature or the terms of a Facility or the granting of additional or new facilities thereunder;

Annual Accounts

the annual accounts of Tor Minerals Inc. consisting of the consolidated balance sheet and profit and loss account, together with the accompanying notes, consolidation statement and cash-flow summary and accompanied by an unqualified approving audit opinion (goedkeurende controleverklaring) from an independent auditor (registeraccountant) acceptable to the Bank;

Bank

the lending party identified above under I. and its legal successors by uni versa! or singular succession (rechtsopvolgers onder algemene of bijzandere titel), it being noted that in relation to the administrative settlement of a Facility, a reference to Bank shall include also any other entity which forms part of Rabobank Group;

Binding Proposal	the financing offer dated 12 June 2015, reference HMB/IS accepted by the Principal Borrower;

Borrower

the Principal Borrower, all other borrowing parties (if any) identified as such in Schedule 1 (Borrower(s), Co-Obligor(s) and Facilities) and each borrower that has acceded to the Agreement pursuant to Section 24 (Accession of Obligors) but excluding any borrower that has resigned as a party to the Agreement pursuant to Section 25 (Resignation of Obligors), and their legal successors by universal or singular succession (rechtsopvolgers onder algemene of bijzandere titel), each to be referred to individually as "Borrower" and jointly as "Borrowers";

Business Day

(a)  for payments in euro or interest rate fixing in relation to amounts in euro: a TARGET-Day and (b) in all other cases, a day on which banks in the Netherlands or, to the extent applicable, in any other country are open for business and on which interbank transactions take place in Amsterdam or, to the extent applicable, any other place where payments are made and other acts performed in satisfaction of obligations under or in connection with the Agreement;

Contingent Obligations

the obligations of a Borrower towards the Bank resulting from bank guarantees issued, cheques drawn, bills of exchange discounted or letters of credit opened or similar obligations assumed by or through the agency of the Bank at the request of that Borrower and for the account of that Borrower;

Co-Obligor

all coobligors identified as such in Schedule 1 (Borrower( s), CoObligor( s) and Facilities) and each coobligor that has acceded to the Agreement pursuant to Section 24 (Accession of Obligors) but excluding any coobligor that has resigned as a party to the Agreement pursuant to Section 25 (Resignation of Obligors), and their legal successors by universal or singular succession (rechtsopvolgers onder algemene of bijzandere titel), each to be referred to individually as "CoObligor" and jointly as "CoObligors";

Credit Facility

the credit facility made available or to be made available under this Agreement, up to the maximum amount indicated in Schedule 1 (Borrower( s), Co-Obligor( s) and Facilities) of the Agreement, or the principal amount outstanding for the time being of that facility;

EURIBOR

(Euro Interbank Offered Rate) the interest rate on deposits in euro for corresponding periods as fixed and published by or on behalf of the European Money Markets Institute (or any other person which takes over the administration of that rate) at or about 11.00 a.m. Central European Time on the day of interest rate fixation by the Bank and published on the relevant REUTERS screen or any page substituted for it, provided that the Bank may at all times apply another base for calculating interest which is in its opinion equivalent, as fixed and published in another country by a designated party in such country;

Event of Default	any event referred to in subsection 2 and subsection 3 of Section 18 (Termination I Events of Default);

Facility	each Loan and the Credit Facility;

General Banking Conditions	the general banking conditions, as filed by the Netherlands Bankers'
Association (Nederlandse Vereniging van Banken) at the Registrar's office of the District Court of Amsterdam and attached as Schedule 3 (General Banking Conditions) to the Agreement;

Group	TOR Minerals International Inc. and all its present and future subsidiaries, direct and indirect, within the meaning of article 2:24a of the Dutch Civil Code;

Increased Costs	(i) a lower rate of return on capital is being obtained, (ii) extra costs have to be made or (iii) a higher cost of funds has to be paid;

Loan	Loan A and Loan B, as the context requires or the principal amount outstanding for the time being of that loan;

Loan A	the loan made or to be made under this Agreement identified as such and up to the maximum amount specified in Schedule 1 (Borrower(s), Co-Obligor(s) and Facilities) of the Agreement;

Loan B	the loan made or to be made under this Agreement identified as such and up to the maximum amount specified in Schedule 1 (Borrower(s), Co-Obligor(s) and Facilities) of the Agreement;

Obligor	each Borrower and each Co-Obligor;

Principal Borrower	TP&T (Tor Processing & Trade) B.V., established at Rotterdam, the
Netherlands, trade register number: 05068384and its legal successors by universal or singular succession (rechtsopvolgers onder algemene of bijzondere titel);

Rabobank Group

the economic unit in which legal entities and partnerships and I or comparable entities under foreign or international law are organizationally linked, at any point in time , of which unit Rabobank Nederland also forms part;

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Rabobank Nederland	Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., established at Amsterdam;

Regulatory Change	a change in the laws and regulations, or the interpretation or application thereof, or the introduction of new laws and regulations;

Security

all security rights listed in Schedule 2 (Security Overview) of the Agreement and all other collateral and personal security provided or to be provided to secure, amongst others, the performance of the Agreement including any joint and several liability of third parties assumed in separate joint and several liability agreement(s) (individually and jointly referred to as Security);

TARGET-Day	a day on which payments can be settled in the TARGET System;

TARGET System	Trans-European Automated Real-Time Gross Settlement Express Transfer system, as effective from 19 November 2007;

Tax

any tax (including without limitation any withholding tax, turnover tax or any other tax over added value), stamp duty, levy, excise duty or other charges levied by or owed to the competent public authorities under any applicable tax law, or any deduction of payments made for these obligations, including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same;

Tax Deduction	a deduction or withholding for or on account of Tax from a payment under the Agreement;

Transaction-Related
Charges	the terms and charges published at www.rabobank .nl;

Section 2	FACILITIES

  Under the terms and conditions set forth in this Agreement the Bank makes available to the Borrowers the Facilities as specified in and in accordance with Schedule 1 (Borrower(s), CoObligor(s) and Facilities) to the Agreement.

  Any reference in this Agreement in relation to a Facility to "Borrower", "Borrowers", "CoObligor", "Co-Obligors", "Obligors" and/or "Obligors" refers to the appropriate party or parties in respect of that Facility in accordance with Schedule 1 (Borrower(s), Co-Obligor(s) and Facilities) to the Agreement.

Section 3	PURPOSE I TERM I AVAILABILITY

1.       The Credit Facility is made available until further notice, subject to Section 18 (Termination I Events of Default).

2.        The Credit Facility may only be used for the financing of normal business activities.

3.        Loan A may only be used for the financing of investments in real estate situated at Burg. Moslaan  13, 21 I 3e Industrieweg 12 in Hattem.

4.        Loan B may only be used for the financing of investments in equipment of your location situated at Burg. Moslaan 13, 21I3e Industrieweg  12 in Hattem and for the partial repayment of the existing credit facility that will be cancelled.

5.        The Facilities may not be used, either in whole or in part, unless the Bank is satisfied that the following conditions have been met in form and substance satisfactory to the Bank:

a.   the Bank has received, in respect of each Obligor, a copy of its most recent articles of association and an extract from the Netherlands trade register (handelsregister) of the chamber of commerce (kamer van koophandel) (or, in respect of an Obligor incorporated under the laws of another jurisdiction, comparable documents);

b.   the Bank has received, in respect of each Obligor, copies of documents establishing its identity and, if applicable, copies of the power(s) of attorney granted to the person(s) signing the Agreement on behalf of such Obligor;

c.   the Bank has received copies of the Agreement and the Binding Proposal, duly signed by or on behalf of each Obligor;

d.  the Bank has received evidence that all Securities has been established in a legally valid way;

e.  the Bank has received a clean soil statement ("schone grondverklaring") from the Principal Borrower, acceptable to the Bank; and

f.   no Event of Default has occurred or is likely to occur.

6.        Ultimately 1 October 2015 the Bank has received a valuation report after renovation, in form and substance acceptable to the Bank, regarding the real estate situated at Burg. Moslaan 13, 21 I 3e Industrieweg 12 in Hattem, the Netherlands.

Section 4	DRAWDOWN OF LOANS

1.        Loan A and Loan B shall be paid out by the Bank in full on a date to be agreed, but in any event no later than January 1, 2016 by means of crediting the deposit accounts in the name of the Borrower,  maintained at the Bank and opened or to be opened solely for the purposes of this payment. A part of Loan B shall be used for the partial repayment of the existing credit facility that will be cancelled.

2.         The Bank shall pay interest on the amount credited to the deposit accounts or the remainder thereof to the Borrower which is equal to the interest due by the Borrower on Loan A and Loan Bas determined in Section 6 (Interest on Loans), minus 0,5% per cent point. The Bank may at all times amend the height of the aforementioned  reduction.

3.         A credit balance on the deposit account may not be transferred and/or pledged to parties other than the Bank. Furthermore, the Borrower may not, with parties other than the Bank, enter into a title transfer of financial collateral arrangements (financielezekerheidsovereenkomst  tot overdracht) or establish a right of pledge on financial collateral arrangements (jinancielezekerheidsovereenkomst  tot vestiging van een pandrecht).

4.            The Borrower agrees to pledge and, by signing the Agreement, hereby pledges all its present and future rights of the Borrower as creditor in relation to the Bank for the payment of an amount under or in connection with the deposit accounts, as security for all present and future obligations of the Borrower towards the Bank under or in connection with Loan A and Loan B or on any account whatsoever. The Bank may receive and collect (innen) the amounts on the deposit accounts and recover from the amounts so collected all amounts owed at any time to the Bank under or in connection with Loan A and Loan Boron any account whatsoever.

5.        The Borrower may dispose over the credit balance on the Deposit Accounts under the condition that the Borrower provides the Bank with:

-       invoices relating to the investments in real estate and equipment of your location in Hattem and which have been approved by the Borrower;

-      other documents in form and substance acceptable to, the Bank.

6.        The Bank may close the deposit accounts:

-       upon completion of the investments in real estate and equipment referred to in subsection 5 above; and/or

-       after a lapse of a period of 12 months following the payment of Loan A and Loan B into the deposit accounts; and/or

-       if the amount remaining on the deposit accounts is less than EUR 2,500.

7.         Upon the closing of the deposit accounts as referred to in subsection 6 above the Bank may, at its choice, transfer the credit balance on the deposit accounts to another current account maintained at the Bank or another Rabobank in the name of the Borrower and/or recover from such credit balance the amounts owed to the Bank under or in connection with Loan A and Loan B.

8.        The credit entry or credit entries referred to above shall, together with the Agreement, constitute conclusive evidence of the (partial) extension of each Loan.

9.        Loan A must be fully drawn by the Borrower no later than January 1, 2016.

10.      Loan B must be fully drawn by the Borrower no later than January 1, 2016.

Section 5	USE OF CREDIT FACILITY

1.        The Credit Facility shall be made available by the Bank on the following current account maintained at the Bank:

IBAN NL66 RABO 0104 6652 62, which account is denominated in EUR is or will be held in the name of  TP&T (Tor Processing & Trade) B.V ..

With the Bank's consent, the Credit Facility may also be made available on other accounts maintained at the Bank in the name of one or more Borrowers. The Bank may at any time determine and/or amend a maximum debit balance allowed by the Bank for an account on which the Credit Facility is being made available and will send a written notice thereof to the Principal Borrower.

2.        Subject to the provisions stipulated in this Section below, a Borrower may, under the Credit Facility:

a.    make the usual withdrawals from the account referred to in subsection 1;

b.    instruct the Bank to assume Contingent Obligations acceptable to the Bank, all on such conditions as the Bank may determine and subject to a maximum term of 12 months.

3.        Balance compensation

a.         In relation to the accounts maintained by a Borrower at the Bank on which the Credit Facility is made available (except for those accounts and obligations that have been excluded from balance compensation by the Bank), the Bank shall apply balance compensation. The (negative or positive) result of the balance compensation is equal to:

-       the aggregate amount of the credit balances on the accounts as referred to in subsection 1 above and Section 2 of the Accession Agreement, minus

-       the aggregate amount of the debit balances on the accounts as referred to in subsection 1 above and Section 2 of the Accession Agreement.

The result of the abovementioned balance compensation, together with (i) the total amount of the Contingent Obligations of all Borrowers assumed in relation to the Credit Facility (including a buffer -if any- maintained by the Bank in relation to Contingent Obligations in a currency other than euro and (ii) the total amount of all other obligations assumed at the request of any Borrower under or in connection with the Credit Facility shall at no time exceed the total amount of the Credit Facility.

b.        For the determination of the available amount under the Credit Facility, the equivalent in euro of the amounts of the Contingent Obligations assumed under the Credit Facility in a currency other than euro is calculated against the then current (informative) exchange rate which is determined each Business Day by the Bank.

4.       The Bank shall debit from a Borrower's accounts at the Bank all withdrawals referred to in this Section, amounts paid by the Bank under assumed Contingent Obligations as well as interest, fees and costs or other obligations referred to in this Section assumed at the request and for the account of such Borrower.

Section 6	INTEREST ON LOANS

1.        The relevant Borrower shall pay interest on the drawn portion of Loan A at the rate of 3% (in words: three per cent) per annum. This aforementioned rate serves for information purposes only and will be set by the Bank at the moment that Loan A is paid out. The interest shall be due every month in arrears, the first time at the end of the month when Loan A is credited.

2.        The Bank may change the rate of interest on Loan A after a period of 5 years. The Bank may amend the interest rate at the end of this period.

3.        The Bank shall notify the Borrower of any change in interest rate at least two weeks prior to the interest rate adjustment date.

4.         If the Borrower objects to a change in the interest rate, it shall notify the Bank thereof in writing within one week of receipt of notice of such change. The Borrower shall subsequently, on the next interest rate adjustment date, repay in full all amounts owed by the Borrower to the Bank under or in connection with the Agreement in respect of principal, interest, costs or otherwise.

5.        If the Bank does not receive a written notification referred to in the preceding subsection from the Borrower within one weeks of notifying the Borrower of an interest rate change, the Borrower shall pay the Bank, as from the interest rate adjustment date, interest at the rate communicated by the Bank.

6.        Interest is calculated on the basis of the actual number of days elapsed and a year of 360 days

7.        The Bank may change the calculation method, the calculation period, the settlement period, the value dating rules, the payment days for interest and/or principal and the administration  method, if in the Bank's sole opinion such change is justified.

8.        The Borrower shall pay interest for the drawn portion of Loan B which is calculated on the basis of a percentage which is set by the Bank for in each case a period of three months (the "Roll-Over Period"). If the first Roll-Over Period does not end on the last day of a calendar month the Bank will set the first Roll-Over Period for a different period, in order to procure that it does end on the last day of a calendar month.

9.        The interest rate referred to in subsection  1 shall be EURIBOR plus a margin of currently 2,3 % points (in words: two three tenth per cent point) per annum and is fixed for a period of three years. The Bank may amend the interest rate at the end of this period (the first "Margin Adjustment  Date").

10.      The interest rate for Loan B shall never amount to less than the margin pursuant to this subsection.

11.       Interest on the drawn portion of Loan B shall be due before 11.00 a.m. Central European Time on the first Business Day after the last day of each Roll-Over Period. If the last day of a Roll-

Over Period is not a Business Day, that Roll-Over Period shall end on the next Business Day, unless the next Business Day falls in the next calendar month, in which case the Roll-Over Period shall end on the last Business Day of the relevant calendar month.

12.      The Bank may amend the margin of Loan B as per the first day after each Margin Adjustment Date. No later than two weeks prior to each Margin Adjustment Date, the Bank will issue an offer in writing (the "Offer") to the Borrower setting out one or more alternatives regarding the new level of the margin and the new Margin Adjustment Date. This Offer will take effect as per the day following the previously agreed Margin Adjustment Date.

13.       If the Borrower objects to the proposed alternatives and/or the new Margin Adjustment Date set forth in the Offer, it (i) shall notify the Bank thereof in writing within one week following receipt of the Offer and (ii) on the previously agreed Margin Adjustment Date, pay in full all amounts owed by the it to the Bank under or in connection with the  relevant Loans in respect of principal, interest, costs or otherwise. No compensation as referred to in Section 11 (Voluntary Prepayment) shall be due in relation to this early repayment.

14.      Unless the Bank has received a written notification from the relevant Borrower referred to in  the preceding subsection, or selection by that Borrower of one of the options listed in the Offer, at least one week before the previously agreed Margin Adjustment Date, the Borrower will be deemed to have chosen a margin fixed for the same period as the preceding period and at the rate stated in the Offer, unless the Bank has stated otherwise in the Offer.

Reference Rate

15.      The following subsections of this Section 6 (Interest on Loans) apply only Loan B

16.      In the event of changes affecting the composition and/or the definition of a rate or index to which reference is made in the Agreement or in the event of the disappearance of this rate or index and/or replacement by an equivalent rate or index or  in the event of changes affecting the organization fixing and publishing the same, the interest rate or index which replaces the rate or index referred to in the Agreement shall apply.

Interest on Loan B is calculated on the basis of the actual number of days elapsed and a year of 360 days The Bank may change the calculation method, the calculation period, the settlement period, the value dating rules, the payment days for interest and/or principal and the administration method if in the Bank's sole opinion such change is justified. The Bank may furthermore adopt other bases for calculating interest if an agreed reference rate or index is no longer available.

Section 7	INTEREST ON CREDIT FACILITY

1.        Current accounts

The interest rate payable by a Borrower on debit balances on current account denominated in euro will be the average 1-month EURIBOR as determined in a particular calendar month plus a margin of currently 3.3% (in words: three three tenth per cent point). The average I-month EURIBOR rate is determined by dividing the sum of the respective daily 1-month EURIBOR rates applicable during the relevant calendar month by the number of days in that month. Where a calendar day is not a Business Day, the 1- month EURIBOR rate for that day shall be equal to the 1-month EURIBOR rate for the immediately preceding Business Day.

a.        The interest rate shall never amount to less than the margin pursuant to this section.

b.        The interest payable on  debit balances on current account shall be determined by the Bank in arrears at the end of each calendar quarter and shall be equal to the sum of respective amounts payable as interest that have accrued each calendar day of the month within the relevant period on the total of the debit balances on current account, as administered at the end of the relevant calendar day on the accounts referred to in subsection  1 of Section 5 (Use of Credit Facility). The interest so calculated will be debited from the relevant accounts with the value date being the first Business Day of the following calendar quarter.

c.         Interest payable by a Borrower on debit balances on current account will be calculated on the basis of the actual number of days elapsed and a year of 360 days.

2.         If considered justified by the Bank, it may amend the interest rate, the margin, the calculation method, the settlement period and the administration method. The Bank may furthermore adopt other bases for calculating interest if an agreed reference rate or index is no longer available.

Section 8	DEFAULT INTEREST

1.         If an Obligor fails to pay any amount payable by it under a Loan on its due date, it shall be liable, in addition to the interest otherwise payable, to pay default interest at a maximum rate of 1% (in words: one per cent) per month on the amount overdue from the due date up to and including the date of actual payment. This provision shall not affect (i) the obligation to immediately perform all obligations when due and (ii) the Bank's right under Section 18 (Termination I Events of Default).

2.         If the maximum amount of the Credit Facility is exceeded for any reason, default interest may be charged a rate of 4 % point (in words: four per cent point) per annum in addition to the interest otherwise payable. The default interest shall be calculated on the amount by which the maximum amount of the relevant afore-mentioned facility is exceeded, from the date on which the excess arose up to and including the date on which it is paid off. This provision shall not affect the obligation of each Borrower to pay off the  excess immediately and shall also not affect the Bank's right under Section 18 (Termination I Events of Default).

Section 9	FEES AND COSTS

1.        For the execution of payment transactions in relation to the accounts, the Bank shall charge a fee per transaction in accordance with the Transaction-Related Charges.

2.        The Borrower shall owe the Bank handling charges in respect of the financing offered in the Binding Proposal amounting to EUR 10,000 (in words: ten thousand in euro), which charges shall be due on the date of signing of the Agreement and which shall be withheld from the first amount to be drawn down under the Facilities.

3.         Each Borrower shall owe the Bank a facility fee in respect of the Credit Facility amounting to 0.75% (in words:  seventy-five hundredth per cent) per annum of the amount of the Credit Facility. For the purpose of calculating this fee, a calendar month shall be deemed to consist of 30 days and a calendar year of 360 days. The facility fee will be charged quarterly in arrears.

4.         For the assumption of Contingent Obligations the Bank shall charge the customary fees at the Bank.

5.         The Borrower shall pay all costs associated with the drafting of, entry into, amendment and performance of the Agreement, including the costs for the required legal opinions, and all costs arising upon the occurrence of an Event of Default or upon termination of one or more Facilities. Collection costs shall include, without limitation, the costs of legal assistance, both internal and external, the costs of litigation and the costs of experts and other third parties.

6.        The Bank may amend the fee and cost structure, the method(s) of calculation and the amount of the fees.

Section 10	REPAYMENT OF LOAN(S)

Unless otherwise agreed, the principal amount of Loan A shall be repaid in monthly sums of EUR 8,333 (in words: eight thousand three hundred thirty-three in euro) commencing January 31, 2016 Unless otherwise agreed, the principal amount of Loan B shall be repaid in monthly sums of EUR 39, 167 (in words: thirty-nine thousand one hundred sixty-seven in euro) commencing January 31, 2016.

The Bank will review the term and conditions of Loan B ultimately July 1, 2017 and change them if in the Bank's sole opinion such change is appropriate and/or necessary.

Section 11	VOLUNTARY PREPAYMENT OF LOAN(S)

l.         The Borrower may, without compensation, prepay every calendar year a maximum of 5% (five per cent) of the original principal sum of Loan A and Loan B in round sums of EUR 1,000 (in words: one thousand in euro) or multiples thereof, but only on a day on which the interest rate may be changed and provided for Loan Band provided that the prepayment is made on the first day of a calendar month and provided that the Borrower has given the Bank written notice of its intention to prepay not less than one week prior to the prepayment date. If the Borrower does not exercise this right to prepay in any calendar year, or only exercises this right partially, this right shall terminate at the end of that calendar year.

2.         In all other cases, the Borrower shall pay a compensation for loss of profit and other losses, together with the prepayment, on the prepaid portion of Loan A and Loan B.

This compensation shall be equal to the positive difference, if any, between:

a.    the interest due on the Loan by the Borrower, and

b.    the Comparison Interest,

calculated on the prepaid portion of the Loan over the period starting on the day of the prepayment up to and including the last day of the fixed- interest period for Loan A or the Margin Adjustment Date set forth in Section 6 (Interest on Loans), taking in account the instalments the Bank would have received during this period based on the original repayment schedule. The present value of this amount will be set by the Bank in a manner deemed appropriate by the Bank, on the basis of an interest rate to be determined by the Bank and based on the interbank market rates. If, in the opinion of the Bank, the interbank market is disrupted or partially disrupted, the Bank shall determine this interest rate in a manner it deems appropriate. The amount of the compensation shall be at least 1% (one per cent) of the amount prepaid. The Bank shall notify the Borrower of the amount of the compensation.

3.         Prepayments on the installments of a repaid Loan shall be deducted from repayment installments in inverse order of maturity and shall therefore not affect the first repayments falling due after the prepayment in question.

4.         For the purposes of the Agreement, "Comparison Interest" means the interest rate, based on the same interest basis as the Loan to be prepaid, which the Bank would receive on an amount, equal to the prepaid portion of this Loan, if it would place this amount in the interbank market on the moment of the prepayment for a period equal to the next interest adjustment date for Loan A or the Margin Adjustment Date for Loan B. If, in the opinion of the Bank, the interbank market is (partially) disrupted, the Bank shall determine the Comparison Rate in a manner it deems appropriate.

Section 12	BANK GUARANTEES AND COUNTER GUARANTEE

1.        A request for the issuance by the Bank of a bank guarantee or entry into of similar obligations in respect of Contingent Obligations, or for a change in the terms of an issued and outstanding bank guarantee or similar obligation must be notified to the Bank in writing at least 3 (three) Business Days prior to the requested date of issuance or amendment.

2.         The Borrower at whose request the Bank issues a bank guarantee or enters into similar obligations in respect of Contingent Obligations hereby undertakes to pay the Bank, on first written demand, all sums which the Bank has paid out under any bank guarantee or other obligation as referred to in subsection 1 plus interest at the statutory rate on that amount from the date of payout by the Bank under that bank guarantee. The payment obligation under this counter guarantee is hereby created under the condition precedent (opschortende voorwaarde) of payment by the Bank to the relevant creditor. The request to issue a bank guarantee shall, together with the records of the Bank, constitute conclusive evidence of the existence and amount of the Borrower's indebtedness under the bank guarantee .

3.         The obligations of a Borrower under the counter guarantee set out in this Section shall remain in effect until the Bank has and will have no further claims under or in connection with that or any other outstanding bank guarantee it has issued and until the Bank has released the Borrower from its obligations under the counter guarantee.

4.         A request for the issuance of a bank guarantee through Rabobank Nederland or for a change in the terms of an outstanding bank guarantee must be communicated to the Bank in writing at least 5 (five) Business Days prior to the desired date of issuance or amendment, substantially in the Form Application Bank guarantee (Opdracht bankgarantie) available on https ://www ..rabobank.nl

5.         Section or under any bank guarantee issued through Rabobank Nederland referred to in subsection 4 above, from any account of the relevant Borrower maintained at the Bank.

Section 13	JOINT AND SEVERAL LIABILITY

1.        Each Obligor is jointly and severally liable to the Bank for all present or future obligations of any other Obligor to the Bank under or in connection with the Agreement, it being noted that the joint  and several liability of each Co-Obligor extends only to all present and future claims of the Bank under or in connection with the Facility or Facilities set forth next to the name of such Co-Obligor in Schedule 1 (Borrower(s), Co-Obligor(s) and Facilities).

2.         Each Obligor hereby waives, vis-a-vi s the Bank, all rights, privileges and defenses (rechten, voorrechten en verweermiddelen) conferred by law on co-debtors (hoofdelijk medeschuldenaren ).

3.         Each Obligor hereby waives, vis-a-vis the Bank, now and, to the extent necessary, for the future, all rights of the Bank to which  the Obligor could be subrogated (door subrogatie wu kunnen treden) and undertakes not to invoke any statutory provision giving rise to subrogation by virtue of joint and several liability (subrogatie wegens hoofdelijke verbondenheid).

4.         Each Obligor agrees to pledge and, by signing the Agreement, hereby pledges its rights to recourse (regresvorderingen) under or in connection with the Agreement against any other Obligor to the Bank as security for the performance of all present and future obligations of each Obligor towards the Bank under or in connection with the Agreement. The Bank hereby gives notice, to the extent necessary in advance, to each Obligor of the creation of this pledge and each Obligor confirms that such notice has been given. The Bank may, also on behalf of an Obligor, waive (afstand doen van) the rights so pledged.

5.         The Bank and each Obligor hereby agree that, if and to the extent that the pledge of such Obligor's recourse rights has no legal effect:

a.    the recourse rights of an Obligor against any other Obligor shall be subordinated to all rights which the Bank has or may at any time have against that Obligor under or in connection with the Agreement or on any other basis whatsoever, and

b.    each Obligor waives its recourse rights against any Obligor under the condition subsequent (opschortende voorwaarde) that the latter is sold to a third party and thereby ceases to be a part of the Group.

Section 14	PAYMENT

l.         Unless any mandatory provisions provides otherwise, each Obligor shall pay all amounts owing to the Bank under the Agreement without any suspension, deduction, discount, set-off or counterclaim. Where a due date is not a Business Day, the due date shall be the next Business Day unless this Business Day is in a new calendar month, in which case the preceding Business day shall be the due date, whereby interest shall accrue over the intervening day(s).

2.         Each Obligor shall pay all amounts owing to the Bank under the Agreement in the currency in which those amounts are denominated and at such place as the Bank may specify.

3.         Each Obligor grants the Bank a power of attorney, with the right of substitution, to debit all amounts owed by it under any Facility from any of its current accounts maintained at the Bank. Each Obligor shall ensure that the balance or available credit limit on its relevant current account or accounts is sufficient at all times.

Section 15	ORDER OF PAYMENTS

All payments received by the Bank from an Obligor under or in connection with the Agreement shall reduce the relevant Obligor's indebtedness to the Bank under the Agreement in the following order: (i) costs and any penalties referred to in Section 11  (Voluntary Prepayment of Loans) and subsection 5 of Section 18 (Termination/ Events of Default) (ii) fees, (iii) interest and (iv) repayment of principal (and, in the case of a Loan to be repaid in installments, the reduction shall be applied in inverse chronological order of the scheduled repayment installments, with the first following repayment installments being unaffected) or, if an Event of Default has occurred,  in any other order as the Bank, in its sole discretion, may deem fit.

Section 16	SET-OFF

1.       The Bank may at any time set off (verrekenen) all amounts, whether or not due and payable (opeisbaar), owed by an Obligor to the Bank under the Agreement against all amounts, owed by the Bank and/or any other legal entity which is a member of Rabobank Group to any Obligor on any account whatsoever and whether or not due and payable.

2.        For the operation of this set-off clause, all obligations expressed in a currency other than euro shall be denominated in euro against the euro reference rates applicable at that time.

Section 17	PLEDGE

If, whether before or after set-off pursuant to Section 16 (Set-Off>, any Obligor has any claim against the Bank, it agrees to pledge and, by signing the Agreement, hereby pledges that claim to the Bank as security for the present and future obligations on any account whatsoever of that Obligor or of any other Obligor to the Bank. The Bank hereby confirms that it has been given notice of the pledge referred to in the preceding sentence.

Section 18	TERMINATION I EVENTS OF DEFAULT

1.        The Principal Borrower and the Bank may at any time terminate (opzeggen) the Credit Facility by written notice. Immediately upon such termination the Borrowers may no longer use the Credit Facility and all amounts owed by any Borrower under or in connection with the Credit Facility shall become immediately due and payable (opeisbaar). In such event, each Borrower shall ensure that the Bank is released from its obligations under  any assumed Contingent Obligations (including a buffer - if any - maintained with regard to exchange risks by the Bank for Contingent Obligations in a currency other than euro), or shall on first request of  the Bank provide security to the Bank in form and substance convenient to the Bank. Following the termination of a facility mentioned above, the Bank may at all times decide to continue the other facility in whole or in part, whether or not under different conditions (financial or otherwise). The Bank may furthermore, following the termination of a facility or both mentioned above, at all times decide to demand repayment (opeisen) of all amounts owed to the Bank under or in connection with the Loans.

2.        The Bank may demand repayment (opeisen) of all amounts owed to the Bank under or in connection with the Agreement with immediate effect by written notice to the Principal Borrower if and when, in the reasonable opinion of the Bank, any of the following events occurs:

a.   the Credit Facility or a part thereof is exceeded and the excess is not paid off within 5 (five)

Business Days of the relevant Borrower having been requested by the Bank in writing to do so and in accordance with the provisions of Section 14 (Payment);

b.   any amount due and payable by any Obligor to the Bank under or in connection with the Agreement is not received by the Bank within 5 (five) Business Days of the Bank's written request to that effect and in accordance with the provisions of Section 14 (Payment);

c.   any Obligor defaults in the timely and/or adequate performance or acts in breach of any other obligation under or in connection with the Agreement or any obligation under or in connection with any other financing agreement entered into with the Bank or any other financing party, irrespective of the name given to such agreement.

d.   any third party which has granted Security defaults in the performance of any obligation in respect of that Security;

e.   any of the following events occurs in respect of any Obligor, any third party that has provided Security, or any one or more legal entities or companies forming part of the Group:

-      a pre-judgment seizure order (conservatoir beslag) is granted in respect of any material part of its assets and the order is not lifted (opgeheven) or nullified (nietig verklaard) within 30 (thirty) days of the date of the order, or an analogous event occurs under any relevant foreign law;

-      any approval, consent, exemption, license or permit required for the conduct of its business is lacking, lapses or is revoked, or if a condition related to any of these is violated;

f.  any Security is no longer enforceable in accordance with the terms and conditions of the agreement pursuant to which such Security was granted and/or there is a substantial decrease in value or loss of any asset which is subject to any Security.

g.   one or more of the representation made in Section 23 (Representations and Warranties) proves to be incorrect;

h.  the relationship of the Bank with any legal entity or company which is a member of the Group harms the integrity and/or the reputation of the financial sector and/or the Bank;

1.  any Obligor is not compliant in all respects with any sanction regulations imposed by the

United Nations, the European Union, The Netherlands, the United Kingdom and/or the United States of America or any other authority the Bank deems relevant;

J.   any event, change or circumstance occurs relating to the market conditions or to the financial position, the business operations or the status of any Obligor which could substantially prejudice, delay or endanger the performance of any obligation under the Agreement by any Obligor or any legal entity or company which is a member of the Group, or it is foreseeable that such event, change or circumstance will occur

k.   the shares in the capital of any Obligor are transferred in whole or part to a third party, or it is apparent that such a transfer is intended and/or a change occurs in (i) the control over any Obligor, meaning the direct and/or indirect loss or acquisition of effective control by a legal entity or person or group of legal entities or persons acting together pursuant to a mutual arrangement or understanding and/or (ii) the management of any Obligor, or it is apparent that such change is intended

3.        All amounts owed to the Bank under or in connection with the Agreement are immediately and without prior notice from the Bank to any Obligor being required due and payable (opeisbaar) if, in respect any Obligor, a third party that has provided Security or any one or more legal entities or companies belonging to the Group, any of the following events occur:

-     the filing for its bankruptcy  (aanvraag vanfaillissement) or its own application (eigen aangifte faillissement)  thereto;

-     the application for a suspension of payments (surseance van betaling );

-     the offering of any composition (akkoord) to its creditors;

the issuing of a writ of execution (executoriaal beslag) in respect of one or more of its assets;

-       the adoption of a resolution to dissolve (ontbinding) or to effectively liquidate (feitelijke liquidatie );

  the suspension or effective termination of its business operations ;

-       the loss of its status as a legal entity;

-       the filing of a notice pursuant to section 36 of the Tax Collection Act 1990 (Invorderingswet 1990) or pursuant to section 60 of the Social Security Finance Act (Wetfinanciering sociale verzekeringen) in connection with the Tax Collection Act 1990;

or the occurrence of any event or legal facts comparable to any of the foregoing under foreign law.

4.         The Bank may, following the occurrence of any of the events referred to in subsections 2 and 3, at all times decide to continue one or more Facilities in whole or in part, whether or not under different conditions (financial or otherwise).

5.         In the event the Bank actually demands repayment pursuant to subsections 1, 2 or 3 of all claims of the Bank under or pursuant the Agreement, the Facilities are terminated immediately and with respect to Loan A and Loan B no drawdowns as referred to in Section 4 (Drawdown of loans) can take place, no further disposals over the credit balance on the deposit account in relation to Loan A and Loan B can take place. The Bank may in such event demand a compensation in accordance with the provisions of Section 11 (Voluntary Prepayment of Loan(s)). All amounts owed by any Obligor under or in connection with the Agreement in respect of the outstanding debit balances, Loans interest, default interest, fees, damages, costs, and compensation, if any, pursuant to Section 11 (Voluntary Prepayment of Loan(s)) or otherwise must be repaid immediately. As of that moment the Obligors shall be in default (verzuim), without any prior notice of default (ingebrek estelling) or court intervention being required . In such event, each Borrower shall ensure that the Bank is released from its obligations under  any assumed Contingent Obligations (including a buffer - if any - maintained with regard to exchange risks by the Bank for Contingent Obligations in a currency other than euro), or shall on first request of  the Bank provide security to the Bank in form and substance convenient to the Bank

Section 19	CHANGES IN THE CONDUCT OF BUSINESS

l.         Each Obliger shall give the Bank advance notice of any intended decision or intended amendment to its articles of association that will substantially alter its business operations or the financial ratios of its business, as well as of an intended change to its legal form and/or restructuring, and of any intended decision to merge (fuseren) with one or more third parties, to take over one or more third parties or to divide or demerge ((af)splitsen).

2.         If the Bank so requests, the relevant Obligor shall not take a final decision or adopt an amendment as referred to in subsection 1 until the parties to the Agreement have discussed the possible effect of such decision or amendment on that Obigor' s ability to fulfill its obligations under or in connection with the Agreement.

3.         If an Obligor intends to make a decision or adopt an amendment as referred to in subsection 1, the Bank may impose reasonable conditions aimed at securing the relevant Obligor's performance of its obligations under the Agreement, without prejudice to the provisions regarding termination and repayment as referred to in Section 18 (Termination I Events of Default).

Section 20	INFORMATION

1.         Each Obligor undertakes, during the term of the Facilities and as long as any Obligor has any obligation to the Bank under the Agreement or such an obligation can still arise, to provide the Bank:

annually, ultimately within nine months following the end of a financial year, with

a.        the Annual Accounts for the relevant financial year;

b.        the separate annual accounts of  the Principal Borrower for the relevant financial year;

quarterly, ultimately within two months following the end of a relevant quarter, with:

c.         the quarterly figures of the Principal Borrower, which figures should in any event provide insight in profit and loss, balance and cash flow and comparing these figures with the figures for the same relevant period of the foregoing financial year.

2.        Each pledgor that has, pursuant to the Security, granted a pledge over present and future receivables undertakes to enter into a supplemental pledge deed in a manner to be determined  by the Bank every day and furthermore each time the Bank so requests in writing. For this purpose, the Bank will sign the supplemental pledge deeds referred to in the preceding sentence on behalf of the relevant pledgor or pledgors pursuant to a power of attorney with the right of substitution as included in the relevant pledge. The Bank may engage a third party for this purpose. At the Bank's first request, the relevant pledgor or pledgors must sign supplemental pledge deeds themselves and submit these to the Bank, in a frequency to be determined by the Bank.

3.        Each Obligor undertakes during the term of the Facilities and as long as any Obligor has any obligation to the Bank under the Agreement, to inform the Bank of any change in its or any other Obligor's method of financial reporting (including, without limitation, the valuation principles applied) and to provide all information which may be useful for comparing information based on the new financial reporting method with previously submitted financial information.

4.         If an Obligor has informed the Bank of a change as referred to in the preceding subsection, the Bank shall assess the consequences which, in its reasonable opinion, the said change in financial reporting will have for the conditions of the Facility. The Bank and the Principal Borrower shall, if deemed useful by the Bank, agree in mutual consultation on viable amendments to the Agreement   which, once agreed, shall be binding on all parties.

5.         Each Obligor undertakes to promptly inform the Bank of any circumstance that will or may cause an Event of Default to occur or be likely to occur, as well as the possible consequences thereof.

6.         Each Obligor shall, at the Bank's first request, furnish the Bank with all information requested by it to enable the Bank to perform its contractual obligations or any other obligations towards a tax authority of any country and each Obligor shall perform all (other) actions that are  deemed necessary by the Bank in relation thereto. Changes to the information provided need to be notified by the relevant Obligor to the Bank as soon as possible. To the extent deemed necessary by the Bank, the Bank may submit all information on each Obligor, that it already possesses or may receive, to a tax authority of any country to perform its contractual obligations or any other obligations towards a tax authority of such country.

7.         Each Obligor shall inform the Bank immediately if the 'turnover of the major costumer substantially decreases (> 10%) or it is reasonably foreseeable that such a decrease could occur and furthermore furnish all other information that may reasonably be requested by the Bank.

Section 21	NEGATIVE PLEDGE AND PARI PASSU

l.      Each Obligor undertakes to the Bank that as long as any Obligor has any obligation to the Bank under the Agreement or such an obligation can still arise, it will not, without the prior written consent of the Bank:

a.   encumber any present or future real estate or other assets subject to public registration (registergoederen) with a mortgage or any other proprietary right (goederenrechtelijk recht), or sell, exchange or otherwise dispose of such assets in any other way (including, without limitation, sale and leaseback and other off-balance sheet transactions);

b.   collateralize any present or future assets in any manner (including, without limitation, by way of a title transfer under a financial collateral arrangement (financielezekerheidsovereenkomst)),  encumber these assets with any other proprietary right to the extent this exceeds a cumulative aggregate amount of EUR 75,000 (in words: seventy-five thousand in euro), or the equivalent thereof in another currency or this occurs outside the ordinary course of business , nor to rent out, lease out, sell, exchange or otherwise dispose of these assets (including, without limitation, sale and leaseback and other offbalance sheet transactions) other than in the ordinary course of business; and

c.    assume liability for, or in any other manner guarantee the present or future obligations of third party.

2.         Each Obligor furthermore warrants to the Bank that each other member of the Group, whether Dutch or foreign, shall also refrain from the actions referred to in subsection 1 above.

3.         Each Obligor undertakes and warrants to the Bank that all its payment obligations under the Agreement rank , and for the entire duration of the Agreement will rank , at least pari passu with all its unsecured and unsubordinated obligations to all its other creditors, with the exception of obligations with a statutory preference.

Section 22	OTHER NON-FINANCIAL COVENANTS

As long as any Obligor has any obligation to the Bank under the Agreement or such an obligation can arise:

a.         each Obligor warrants to the Bank that, without the Bank's prior written consent, no dividends or similar distributions -by whatever name - including, without limitation, preferred or cumulative preferred shares, will be distributed, nor will there be any other withdrawal for the account of any Obligor by, or for the benefit of, any parties which are not liable vis-a-vis the Bank, including, without limitation, the granting of loans and/or facilities and/or advances - in whatever form - excluding receivables of Tor Minerals Inc., this may not exceed 10% of total assets.

b.        each Obligor shall only enter into transactions with other legal entities and companies forming part of the Group on arm's length basis and against terms, conditions and payments similar to those which are customarily agreed upon between such Obligor with entities which do not form part of the Group.

Section 23	REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to the Bank, for as long as any Obligor has an obligation to the Bank under the Agreement or such an obligation can still arise, that with respect to such Obligor:

a.         upon entering in to the Agreement:

-     all resolutions and approvals required by law,

-     all resolutions and approvals required by its articles of association, and all required positive advices of its works council (ondememingsraad)

have been passed or obtained, to the extent that all conditions required by law or its articles of association which apply to the realization of the abovementioned approvals, resolutions and advices have been complied with;

b.         the provisions of the Agreement are not incompatible with any other agreement entered into or to be entered into with third parties;

c.         it has committed no violation of any law, rule or regulation which could have a material adverse effect on it;

d.         no litigation, arbitration or administrative or other proceeding is currently pending which could have a material adverse effect on it;

e.         it has committed no breach or default under any agreement or other obligation which could have a material adverse effect on it;

f.         its assets are not and will not be subject to any encumbrances other than those in favor of the Bank or approved by the Bank in writing

g.        the financial information provided to the Bank pursuant to Section 3 (Purpose/Term/Availability) and Section 20 (Information) above gives a true and correct  picture of its financial condition for the period to which such information relates, in accordance with generally accepted financial reporting rules and based on generally accepted valuation principles;

h.         all obligations under de Agreement are legal, valid and binding and all Security, to the extend created, is valid and binding;

i.          it has no financial obligations (including but not limited to Tax) other than those that it has specified in writing or for which reserves have been set aside or provisions made; and

J.          it forms part of the Group and has an economic interest in the Facility being granted.

Section 24	ACCESSION OF OBLIGORS

1.        All parties to the Agreement agree in advance to the accession by one or more other parties to the Agreement as (i) borrower and/or (ii) co-obligor and accepting its terms and conditions, provided that (a)  the Principal Borrower indicates that the acceding party is a member of the Group and (b) the acceding party is considered acceptable by the Bank and complies with further requirements and/or conditions that may be imposed by the Bank.

2.         The accession above shall be effected by means of an Accession Agreement, signed by (i) the acceding obligor (ii) the Principal Borrower, acting for itself and for the other Obligors) and

(iii) the Bank. Once executed, the Accession Agreement shall form an integral part of the Agreement.

3.         Each Obligor hereby grants an unconditional and irrevocable power of attorney to the Principal Borrower - which hereby accepts this power of attorney - to, on its behalf, (i) accept the accession to the Agreement of one or more other parties and (ii) confirm on behalf of the Obligors to have taken notice of the pledge effectuated by that acceding party as referred to in Section 13 (Joint and Several  Liability).

Section 25	RESIGNATION OF OBLIGORS

l.         All parties to the Agreement hereby agree in advance that the Principal Borrower may at any time request the Bank's approval for the resignation of any Obligor as a party to the Agreement. The request shall be submitted substantially in the form of Schedule 5 (Form of Request for Approval of Resignation) to the Agreement.

2.        The Bank shall not be required to approve an Obligor's request to resign, but shall not unreasonably withhold its approval.

3.         If the Bank approves a resignation request, it shall sign and return the request to the Principal Borrower, upon which the resignation shall be effective.

Section 26	POWER OF ATIORNEY AND MANDATE

l.         Each Obligor hereby grants a mandate (last) and power of attorney (volmacht) to the Principal Borrower - which hereby accepts this mandate and power of attorney - to, on its behalf, perform all legal acts (rechtshandelingen) for the benefit of the Bank relating to the extension in connection with the Agreement or other agreements to borrow funds, whatsoever named, entered into or to be entered into between the Obligors and the Bank. These acts include, without limitation, acts relating to the assumption of joint and several liability, the granting of other security rights and the giving of suretyship (borgtocht), guarantees and indemnities and the like which may be requested pursuant to the Agreement or other agreements to borrow funds entered into or to be entered into between the Obligors and the Bank.

2.        The mandate and power of attorney referred to in subsection 1 above are revocable, provided that revocation may only be invoked against the Bank if the Bank has been given notice of the revocation by the Principal Borrower by registered letter.

Section 27	REGULATORY CHANGES

1.        If after the date of execution of the Agreement, a Regulatory Change occurs and as a consequence of which the Bank in relation to the granting of the Facility by the Bank to a Borrower incurs Increased Costs, that Borrower shall, on first demand by the Bank, immediately pay the Bank an amount sufficient to indemnify it against these Increased Costs (it being understood that the Increased Costs pursuant to the implementation, the application of  and the compliance with (i) the Basel III Framework ("Basel III") or another law or regulation for the implementation of Basel III, (ii) the Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms ("CRD IV") and (iii) the Regulation (EU) no 575/2013 on prudential requirements for credit institutions and investment firms ("CRR") are also included)

2.         The obligation under subsection 1 above shall also apply if the lower rate of return on capital, the extra costs or the increased cost results from compliance by the Bank, after the execution of the Agreement, with any request or requirement relating to the maintenance of capital made or imposed for any reason by a competent authority.

3.         The Bank shall notify the relevant Borrower as soon as possible in writing of the circumstances referred to in subsections 1 and 2 above and of the amount that such Borrower is required to pay pursuant to subsection 1 or 2.

Section 28	TAXES AND COSTS

1.       Tax Gross-up

a.        All amounts payable by an Obligor to the Bank under the Agreement shall be exclusive of any form of Tax, unless a Tax Deduction is required by law.

b.        An Obligor shall promptly upon becoming aware that a Tax Deduction or any other deduction must be made, or that there is a change in the rate of a formerly disclosed Tax Deduction or other deduction, inform the Bank thereof.

c.         If an Obligor is required by law to apply a Tax Deduction to a payment under the Agreement, such Obligor shall pay the Bank an additional amount which is sufficient to ensure that the Bank receives the amount that it would have received without the Tax Deduction.

2.        Tax indemnity

a.        Without prejudice to the provision in this subsection under paragraph b. each Obligor shall indemnify the Bank against any loss, liability or cost which has been suffered by the Bank ,directly or indirectly, in relation to the Agreement for or on account of any Tax, including all interest, penalties, costs and expenses due by the Bank (except to the extent such interest, penalties, costs and expenses are a direct result of willful negligence (moedwillig verzuim) on the part of the Bank).

b.        The provision set forth in this subsection under paragraph a. shall not apply to the extent such loss, liability or cost is compensated for by an increased payment as referred to in subsection 1.

3.        Stamp duty

a.         If required by law, each Obligor shall pay all stamp duties, registration duties and similar duties or levies due in relation to the Agreement, within the prescribed period and in the amount required by law.

b.         Subject to the provision set out in this subsection under paragraph a., each Obligor shall indemnify the Bank against any loss, liability or cost which may be suffered by the Bank in connection to all stamp duties, registration duties and other similar duties or levies payable in relation to the Agreement.

Section 29	COMMUNICATIONS

Unless specifically provided otherwise in the Agreement, all notices and communications to the Bank in relation to the Agreement shall be in writing and shall be made or delivered to the Bank at the address set out below:

Rabobank Usseldelta U.A.

P.O. Box 577

8000 AN ZWOLLE

Unless specifically agreed otherwise, all notices and communications to the Obligors in relation to the

Agreement shall be in writing and be made or delivered to the following address:

TP&T (Tor Processing & Trade) B.V. Burg. Moslaan  13

8051 CP HATTEM

Notices and communications made or delivered to this address shall be deemed to have been made or delivered to each Obligor.

Section 30	MISCELLANEOUS

1.        For the purposes of the Agreement, the Bank elects as its domicile its office in Zwolle at Willemskade  1.

2.         For the purposes of the Agreement, each of the Obligors elects as its domicile the office of the Principal Borrower in Hattem at  Burg. Moslaan 13.

3.        The Agreement may only be amended in writing.

4.        The Obligors may not assign or pledge their rights under the Agreement to any third party.

5.        The Bank may transfer, in whole or in parts, its legal relationship under the Agreement or transfer or pledge, in whole or in parts, its rights and obligations thereunder to one or more third parties. Each Obligor irrevocably consents in advance to any such transfer or pledge and will provide its cooperation to any such transfer or pledge. The Bank may provide the relevant third party or parties with financial and/or other information relating to any Obligor and/or the Agreement if deemed reasonably necessary or desirable by the Bank in connection with such transfer or the administration of the Agreement.

6.         If any clause or part thereof in the Agreement is void (nietig) or voidable (vemietigbaar), this shall have no effect on the remainder of the Agreement.

7.         The failure to exercise any right conferred on any party under the Agreement shall not be construed as a waiver (afstand) or forfeiture (verwerking) of such right.

8.        Unless expressly provided otherwise in the Agreement, the terms of the Binding Proposal shall continue to apply unchanged, together with the Agreement.

9.        Unless expressly provided otherwise, the provisions in the Agreement and in the Binding Proposal shall always prevail over the provisions in the current account agreements concluded or to be concluded in connection with the Credit Facility made available as well as the Bank's general conditions that are applicable thereto.

10.      Each Obligor waives it right to rescind (ontbinden) the Agreement.

11.      The payment transactions of each Obligor shall take place through accounts maintained at the Bank.

12.      Each Obligor acknowledges and confirms that it has made, in connection with the negotiation, preparation and entering into of the Agreement and all its rights and obligations arising therefrom, its own independent investigation, where necessary based on the advice from its relevant advisors (legal, tax and otherwise).

13.      Unless expressly provided otherwise in the Agreement, the Agreement shall also be governed by the provisions set forth in the General Banking Conditions. The reference to "bank" in these General Banking Conditions shall, in relation to the administration of the Facilities, also include Rabobank Nederland.  Each Obligor declares that it has received a copy of said General Banking Conditions and that it accepts their terms.

14.      Without prejudice to clause 26 of the General Banking Conditions each Obligor shall, in the event the Bank has obtained or shall obtain claims on a Obligor in respect of additional and/or new finance facilities, whatsoever named or on whatsoever account, upon the Bank's first written request immediately provide (additional) collateral in favor of the Bank - in form and substance satisfactory to the Bank - for the proper performance of the obligations towards the Bank resulting from such additional and/or new finance facilities.

15.      Each Obligor hereby grants the Bank the right, if the Bank deems fit in the interest of the business of the Obligor (including the Bank as creditor), to submit an application (verzaekschrift) to the Enterprice Section of the Amsterdam Court of Appeal (ondernemingskamer van het gerechtshof van Amsterdam) to investigate the affairs of the Obligor, in whole or in part of a given period and in that context also submit a request to preliminary injunction (voorlopige voorziening).

16.      In respect of any asset designated by the Bank on which directly or indirectly for the benefit of (among others) the Bank a mortgage is or will be established as a security for all present or future obligations of a Obligor to the Bank, the Bank may at all times:

-      require the Principal Borrower to submit - within a period to be set by the Bank - an up-todate valuation report from a surveyor acceptable to the Bank, and/or

-      instruct independently, together with or on behalf of (among others) the Principal Borrower and/or the relevant Obligor a surveyor acceptable to the Bank to (re)valuate any asset as referred to above, of which the costs shall be paid in full by the Obligors; For that purpose the Principal Borrower and/or the relevant Obligor hereby irrevocably grant a power of attorney (volmacht) to the Bank with the right of substitution which the Bank hereby accepts, and/or

-     (also) require the Principal Borrower, the relevant Obligor and/or any third party to submit the most recent valuation report under the Valuation of Immovable Property Act (WOZbeschikking) .

The P1incipal Borrower and/or the relevant Obligor hereby undertake to (i) ensure that the surveyor designated by the Bank is given access to each mortgage-backed  asset as referred to above and (ii) to cooperate fully with the Bank and/or the surveyor designated by the Bank and provide them with all information they deem appropriate or necessary. The Bank may at all times provide the designated surveyor with all information it deems appropriate or necessary. The Bank may at all times determine the bases and assumptions (grondslagen en uitgangspunten) of the valuation or revaluation.

17.      Each of the Bank and Rabobank Nederland may provide all entities forming part of Rabobank Group with all information relating to the Obligors, for the purpose of product advising, riskmanagement  and fraud prevention, without prejudice to the right of any Obligor to request not to be approached  for commercial purposes.

Section 31	CHOICE OF LAW AND JURISDICTION

1.        The Agreement, and any contractual and or non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the law of the Netherlands. In deviation of the foregoing, any obligation or condition under or in connection with the Agreement to create a security right with respect to receivables (vorderingen op naam) which security right is purported to be governed by the applicable law of any jurisdiction  other than the Netherlands shall be governed by those laws of that other jurisdiction

2.         Unless expressly agreed otherwise, any dispute between the parties concerning the performance of the Agreement shall be brought before the competent court in Amsterdam, without prejudice to the right of the Bank to commence legal proceedings against an Obligor before a competent court in any other jurisdiction.

Section 32	TERMINOLOGY

The words used in the Agreement to express legal concepts, although in English, refer to Dutch legal concepts only and the consequences of the use of these words in English law or any other foreign law shall be disregarded.

This Agreement is entered into on 13 July 2015

Executed in two fold at the parties' respective main offices on 13 July 2015.

Cooperatieve Rabobank IJsseldelta U.A	TP&T (Tor Processing and Trade) B.V.

By:	By:	Olaf Karasch